Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
PROVED OIL AND GAS RESERVES
AS OF DECEMBER 31, 2013

FRISCO, TEXAS, January 21, 2014 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE:CRK) announced today that its proved oil and natural gas reserves as of December 31, 2013 were estimated at 22.0 million barrels of crude oil and 453 billion cubic feet ("Bcf") of natural gas or 585 billion cubic feet of natural gas equivalent ("Bcfe") as compared to total proved reserves as of December 31, 2012 of 551 Bcfe.  73% of the proved reserves at December 31, 2013 are classified as proved developed and 95% are operated by Comstock.  The present value, using a 10% discount rate, of the future net cash flows before income taxes of the proved reserves (the "PV-10 Value") was approximately $1.1 billion, using average 2013 prices of $3.37 per Mcf for natural gas and $104.38 per barrel for oil.

The following table reflects the changes in the proved reserve estimates since the end of 2012:

	Oil MBBLs	Natural Gas Bcf	Total Bcfe
Proved Reserves at December 31, 2012 *	18,899	437.4	550.8
Production	(2,314)	(55.7)	(69.6)
Extensions and Discoveries	5,363	47.6	79.8
Revisions	28	23.4	23.5

Proved Reserves at December 31, 2013	21,976	452.7	584.5
* From continuing operations

In 2013, Comstock’s production from continuing operations totaled 69.6 Bcfe or 191 million cubic feet equivalent ("MMcfe") per day.  Oil production in 2013 grew 29% to 2.3 million barrels while natural gas production in 2013 decreased by 32% to 55.7 Bcf.  Oil made up 20% of 2013's total production as compared to only 12% in 2012.  Production in the fourth quarter of 2013 was 16.4 Bcfe or 179 MMcfe per day. Production in the fourth quarter of 2013 was 26% oil and 74% natural gas.  Comstock's oil production in the fourth quarter was 7,598 barrels per day, which was an increase of 11% from oil production of 6,870 barrels per day in the third quarter.

The Company expected to complete 18 (12.0 net) Eagle Ford shale wells in November and December 2013 and to have all of those wells producing in December.  The planned completion activity encountered significant delays from the original schedule resulting in the first production for many of the new wells occurring three to four weeks later than anticipated.  Comstock also shut-in existing oil production in December longer than anticipated for ongoing frac activity.  Comstock placed ten (7.3 net) new Eagle Ford wells on production during the last week of December and has put an additional nine (6.3 net) new Eagle Ford wells on production during January.  The Company’s current net oil production is approximately 10,000 barrels per day.  Comstock has an additional 23 (17.2 net) Eagle Ford wells awaiting completion or in the process of completion.

Comstock's successful Eagle Ford shale drilling program in South Texas was the primary driver of the growth in oil production and oil proved reserves in 2013.  Comstock's successful drilling program in the Eagle Ford shale in South Texas added 5.3 million barrels of oil and 5 Bcf of natural gas or 6.1 million barrels of oil equivalent to proved reserves in 2013.  Activity in the Haynesville shale and other regions added 43 Bcf of proved natural gas reserves in 2013.  Comstock was able to replace 233% of its oil production and 127% of its natural gas production in 2013.

Comstock spent $344.0 million for its drilling activities in 2013 and an additional $137.1 million to acquire leases for future exploration and development activities.  Excluding the acreage costs that were primarily for the acquisition of new leases to be drilled in the future, Comstock’s 2013 finding costs came in at approximately $20.00 per barrel of oil equivalent.  In 2014, Comstock plans to focus exclusively on oil projects.  Most of the planned drilling will be in the Eagle Ford shale in South Texas.  Comstock will also begin to delineate the newly acquired leases in the East Texas Eagle Ford and Tuscaloosa Marine shale plays.  Drilling and completion expenditures in 2014 are estimated at $450.0 million to drill 71 (47.6 net) wells.  An additional $28.0 million is estimated to be spent on lease acquisitions.  With the planned drilling program, Comstock expects to grow oil production to 4.1 to 4.6 million barrels from the 2.3 million barrels produced in 2013.  With limited capital being spent on its natural gas properties, Comstock expects its 2014 gas production to decline to 40 to 44 Bcf from the 55.7 Bcf produced in 2013.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.